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                                                                                             EXHIBIT 11
                                TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                                     Computation of Earning per Share
                                (In thousands, except per share amounts)

The computations of earnings per share on both the primary and fully diluted basis for the five years ended December 31, 1996 were as follows:
                                                          Y E A R S   E N D E D   D E C E M B E R  3 1,
                                 ---------------------------------------------------------------------------------------------------
                                       1996                1995                1994                1993                1992
                                 Primary   Diluted   Primary   Diluted   Primary   Diluted   Primary   Diluted   Primary    Diluted
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------   ---------
Earnings before extraordinary
  gains (losses)                 $ 30,793  $ 30,793  $  3,555  $  3,555  $  3,506  $  3,506  $(5,994)  $(5,994)  $(17,204) $(17,204)
Preferred stock dividends          (1,096)   (1,096)        -         -    (2,167)   (2,167)  (2,167)   (2,167)    (2,168)   (2,168)

Earnings (loss) for computation
  before extraordinary items       29,697    29,697     3,555     3,555     1,339     1,339   (8,161)   (8,161)   (19,372)  (19,372)

Extraordinary gains (losses)      (12,052)  (12,052)   14,409    14,409         -         -     (504)     (504)     2,637     2,637
Earnings before value of induced
  conversion                       17,645    17,645    17,964    17,964     1,339     1,339   (8,665)   (8,665)   (16,735)  (16,735)
Value of Common shares issued to
  induce conversion of Preferred
  stock                           (12,037)  (12,037)        -         -         -         -        -         -          -         -
Net earnings (loss) for
  computation                    $  5,608  $  5,608  $ 17,964  $ 17,964  $  1,339  $  1,339  $(8,665)  $(8,665)  $(16,735) $(16,735)

Average number of Common shares
  outstanding during the year      13,501    13,501    10,051    10,051    10,029    10,029    9,676     9,676      9,189     9,189

Common stock equivalents:
  Convertible Preferred stock           -         -     3,300     3,300         -         -        -         -          -         -

  Stock options                       176       176       327       347       245       261        -         -          -         -

  Shares issuable in connection
    with acquired company             236       236       323       323       138       138        -         -          -         -
  Shares for computation           13,913    13,913    14,001    14,021    10,412    10,428    9,676     9,676      9,189     9,189

Earnings (loss) per share before
  extraordinary gains (losses)   $   2.13  $   2.13  $    .25  $    .25  $    .13  $    .13  $  (.85)  $  (.85)  $  (2.11) $  (2.11)
Extraordinary gains (losses)         (.87)      (87)     1.03      1.03         -         -     (.05)     (.05)       .29       .29
Earnings before value of induced
  conversion                         1.26      1.26      1.28      1.28       .13       .13     (.90)     (.90)     (1.82)    (1.82)
Value of induced conversion          (.86)     (.86)        -         -         -         -        -         -          -         -
Net earnings (loss) per share    $    .40  $    .40  $   1.28  $   1.28  $    .13  $    .13  $  (.90)  $  (.90)  $  (1.82) $  (1.82)

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